Exhibit 10.6(e)

HORACE MANN EDUCATORS CORPORATION

2002 Incentive Compensation Plan

Restricted Stock Units Agreement — Non-Employee Director

This Restricted Stock Units Agreement (the “Agreement”) confirms the grant on                  ,              (the “Grant Date”) by HORACE MANN EDUCATORS CORPORATION, a Delaware corporation (the “Company”), to                          (“Grantee”), under Section 6(e) of the 2002 Incentive Compensation Plan (the “Plan”), of Restricted Stock Units (the “Units”), including rights to Dividend Equivalents as specified herein, as follows:

Number granted:              Units

How Units Vest: The Units, if not previously forfeited, will vest in full on the earlier of the first anniversary of the Grant Date or the day prior to any Annual Meeting of Stockholders that occurs at least 11 months after the Grant Date if Grantee continues to serve as a director of the Company through such date (the “Stated Vesting Date”). In addition, if not previously forfeited, the Units will become immediately vested upon a Change in Control, and will become vested upon the occurrence of certain events relating to Termination of Service to the extent provided in Section 4 hereof. The terms “vest” and “vesting” mean that the Units have become non-forfeitable. If Grantee has a Termination of Service prior to the Stated Vesting Date and the Units are not otherwise deemed vested by that date, such Units will be immediately forfeited. Forfeited Units cease to be outstanding and in no event will thereafter result in any delivery of Shares to Grantee.

Settlement: Units granted hereunder, together with Units credited as a result of Dividend Equivalents, will be settled by delivery of one share of the Company’s Common Stock, par value $.001 per share (“Shares”), for each Unit being settled. Subject to elective deferral of settlement under Section 6 below, such settlement shall occur at the earlier of             , 2009, or upon Termination of Service by Grantee. Grantee shall be required to agree not to sell or otherwise dispose of Shares resulting from a settlement, except for (i) that number of Shares having a value equal to the aggregate income taxes and other taxes payable by Grantee upon such settlement and (ii) transfers which would not cause the Shares to no longer be counted as owned by Grantee under the Company’s share ownership guidelines for then applicable to non-employee directors.

The Units are subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Restricted Stock Units attached hereto and deemed a part hereof. The number of Units and the kind of shares deliverable in settlement and other terms and conditions of the Units are subject to adjustment in accordance with Section 5(b) hereof and Section 11(c) of the Plan.

Grantee acknowledges and agrees that (i) the Units are nontransferable, except as provided in Section 3 hereof and Section 11(b) of the Plan, (ii) the Units are subject to forfeiture in the event of Grantee’s Termination of Service in certain circumstances prior to vesting, as specified in Section 4 hereof, and (iii) sales of Shares will be subject to any Company policy regulating trading by directors.

IN WITNESS WHEREOF, HORACE MANN EDUCATORS CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized.

HORACE MANN EDUCATORS CORPORATION

By:
[Name]
[Title]

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

The following Terms and Conditions apply to the Restricted Stock Units granted to Grantee by HORACE MANN EDUCATORS CORPORATION (the “Company”) and Units resulting from Dividend Equivalents (if any), as specified in the Restricted Stock Units Agreement (of which these Terms and Conditions form a part). Certain terms of the Units, including the number of Units granted, vesting date(s) and settlement date, are set forth on the preceding pages.

1. General. The Units are granted to Grantee under the Company’s 2002 Incentive Compensation Plan (the “Plan”), which has been previously delivered to Grantee and/or is available upon request to the Corporate Benefits Department. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Units, Grantee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Compensation Committee of the Company’s Board of Directors (the “Committee”) made from time to time.

2. Account for Grantee. The Company shall maintain a bookkeeping account for Grantee (the “Account”) reflecting the number of Units then credited to Grantee hereunder as a result of such grant of Units and any crediting of additional Units to Grantee pursuant to payments equivalent to dividends paid on Common Stock under Section 5 hereof (“Dividend Equivalents”).

3. Nontransferability. Until Units become settleable in accordance with the terms of this Agreement, Grantee may not transfer Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 11(b) of the Plan.

4. Termination Provisions. The following provisions will govern the vesting and forfeiture of the Units that are outstanding at the time of Grantee’s Termination of Service, unless otherwise determined by the Committee (subject to Section 7(a) hereof):

(a) Death, Disability or Retirement. In the event of Grantee’s Termination of Service due to death, Disability (as defined below), or Retirement (as defined below), in the case of death or Disability, all of the outstanding Units and, in the case of Retirement, a Pro-Rata Portion of the outstanding Units, to the extent not previously vested, will vest immediately, and such Units, together with any then-outstanding Units that previously became vested, will be settled as promptly as practicable thereafter. Any portion of the then-outstanding Units not vested at the date of Termination will be forfeited.

(b) Other Terminations. In the event of Grantee’s Termination of Service for any reason other than death, Disability, or Retirement any then-outstanding Units not vested at the date of Termination will be forfeited.

(c) Certain Definitions. The following definitions apply for purposes of this Agreement:

(i) “Disability” means Grantee’s physical or mental impairment which is expected to be of long-duration and which renders Grantee unable to perform his or her duties as a Director. Determination of Disability will be in the sole discretion of the Board.

(ii) “Retirement” means a Termination of Service initiated by the Grantee after either [age              or completion of at least              years] of service as a director.

(iii) “Termination of Service” means the event by which Grantee ceases to be a director of the Company.

5. Dividend Equivalents and Adjustments.

(a) Dividend Equivalents. Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units. Such crediting shall be as follows, except that the Company may vary the manner of crediting (for example, by crediting cash dividend equivalents rather than additional Units) for administrative convenience:

(i) Cash Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then additional Units shall be credited to Grantee’s Account in lieu of payment or crediting of cash dividend equivalents equal to the number of Units credited to the Account as of the relevant record date multiplied by the amount of cash paid per share in such dividend or distribution divided by the Fair Market Value of a share of Common Stock at the payment date for such dividend or distribution.

(ii) Non-Common Stock Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares of Common Stock, then a number of additional Units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at such payment date.

iii) Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then a number of additional Units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(b) Adjustments. The number of Units credited to Grantee’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Grantee’s rights with respect to Units or to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Units credited to Grantee in connection with such event under Section 5(a) hereof, and any performance conditions relating to the Units may be likewise adjusted in the discretion of the Committee.

(c) Risk of Forfeiture and Settlement of Units Resulting from Dividend Equivalents and Adjustments. Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder shall be subject to the same risk of forfeiture as applies to the granted Unit and will be settled at the same time as the granted Unit.

6. Deferral of Settlement. Settlement of any Unit, which otherwise would occur upon the lapse of the risk of forfeiture of such Unit, will be deferred in certain cases if and to the extent validly elected by Grantee. Deferrals shall comply with requirements under Section 409A of the Internal Revenue Code. It is understood that Section 409A and regulations thereunder may make it impractical for any such deferral to take place. At any time that Units are deferred, they will be subject to accelerated settlement under Section 9(a) of the Plan only if the Change in Control constitutes a change in control under applicable regulations then in effect under Section 409A. Other provisions of this Agreement notwithstanding, under U.S. federal income tax laws and Treasury Regulations (including proposed regulations) as presently in effect or hereafter implemented, (i) if the timing of any distribution in settlement of Units would result in Grantee’s constructive receipt of income relating to the Units prior to such distribution, the date of distribution will be the earliest date after the specified date of distribution that distribution can be effected without resulting in such constructive receipt (or, if delayed distribution would not avoid such constructive receipt, distribution will be accelerated to the date that would avoid such constructive receipt, but in no event will distribution occur before the vesting date); and (ii) any rights of Grantee or retained authority of the Company with respect to Units hereunder shall be automatically modified and limited to the extent necessary so that Grantee will not be deemed to be in constructive receipt of income relating to the Units prior to the distribution and so that Grantee shall not be subject to any penalty under Section 409A of the Internal Revenue Code (the “Code”)

7. Miscellaneous.

(a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Units, and supersedes any prior agreements or documents with respect to the Units. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Grantee with respect to the Units shall be valid unless expressed in a written instrument executed by Grantee.

(b) No Promise of Continued Service as Director. The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Grantee has a right to continue as a director of the Company for any period of time, or at any particular rate of compensation.

(c) Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(d) Fractional Units and Shares. The number of Units credited to Grantee’s Account shall include fractional Units calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a third-party broker or agent that can accommodate fractional shares (without requiring issuance of a fractional share by the Company), upon settlement of the Units Grantee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.

(e) Taxes. Grantee shall be responsible for any income taxes and other taxes resulting from the grant, vesting or settlement of Units.

(f) Statements. An individual statement of each Grantee’s Account will be issued to Grantee at such times as may be determined by the Company. Such a statement shall reflect the number of Units credited to Grantee’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Company. Such a statement may be combined with or include information regarding other plans and compensatory arrangements. Grantee’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of Units, including the number of Units credited as a result of Dividend Equivalents (if any). Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

(g) Unfunded Obligations. The grant of the Units and any provision for distribution in settlement of Grantee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Grantee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Grantee. With respect to Grantee’s entitlement to any distribution hereunder, Grantee shall be a general creditor of the Company.

(h) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President, Corporate Benefits, and any notice to the Grantee shall be addressed to the Grantee at Grantee’s address as then appearing in the records of the Company.

(i) Shareholder Rights. Grantee and any Beneficiary shall not have any rights with respect to Shares (including voting rights) covered by this Agreement prior to the settlement and distribution of the Shares as specified herein.

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